Exhibit 23.4

Consent of Independent Auditor

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of HBT Financial, Inc. of our report dated February 25, 2026, with respect to the consolidated financial statements of CNB Bank Shares, Inc. and its subsidiary as of December 31, 2025 and 2024, and for the years then ended, included in Amendment No. 1 to the Current Report on Form 8-K of HBT Financial, Inc. filed April 29, 2026. We also consent to the reference to our form under the caption “Experts” in this Registration Statement.

/s/ Forvis Mazars, LLP

Decatur, Illinois

September 14, 2026